Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

dated as of

[●], 2016

by and between

EMERSON ELECTRIC CO.

and

VERTIV CO.

i

SCHEDULES

Schedule 1.01(a)	NP Business (Products and Services)
Schedule 1.01(b)	NP Business (Brand Names)
Schedule 1.01(c)	NP Discontinued or Divested Businesses
[Schedule 1.02	SpinCo Contracts (Third Party Commercial &Supplier Agreements — Not Transferred)]
[Schedule 1.03	SpinCo Contracts (IP License Agreements – Not Transferred)]
Schedule 1.04	SpinCo Contracts (Joint Venture and Partnership Agreements)
Schedule 1.05	SpinCo Contracts (Transferred Hedging Contracts)
Schedule 1.06	SpinCo Entity Contracts (Not Transferred)
Schedule 1.08	SpinCo Permits
Schedule 1.09	SpinCo Real Property
Schedule 1.10	SpinCo Software
Schedule 1.12	SpinCo IT Assets
Schedule 2.01	Restructuring Plan
Schedule 2.02(a)(i)	Transferred Entities
Schedule 2.02(a)(xvi)	NP Assets (Other)
Schedule 2.02(b)(iii)	SpinCo Cash Amount
Schedule 2.02(b)(vii)	Existing Litigation Rights
Schedule 2.02(b)(xiv)	Emerson Assets (Other)
Schedule 2.03(a)(x)	NP Actions
Schedule 2.03(a)(xi)	NP Liabilities (Other)
Schedule 2.03(b)(v)	Emerson Liabilities (Other)
Schedule 2.04(a)	Required NP Approvals and Notifications
Schedule 2.04(b)	Delayed NP Transfers
Schedule 2.04(e)	Required Emerson Approvals and Notifications
Schedule 2.06	Guaranties
Schedule 2.07(b)(ii)	Intercompany Agreements (To Remain In Place)
Schedule 2.09(a)	Shared Contracts (Not Partially Assigned)

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of Vertiv Co.
Exhibit B	Amended and Restated Bylaws of Vertiv Co.

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [●], 2016 (this “Agreement”), between Emerson Electric Co., a Missouri corporation (“Emerson”), and Vertiv Co., a Delaware corporation (“SpinCo”).

R E C I T A L S

WHEREAS, SpinCo is a wholly owned direct Subsidiary of Emerson that has been incorporated solely for the purpose of, and has not engaged in activities except in preparation for, the Separation and the Distribution;

WHEREAS, the board of directors of Emerson (the “Emerson Board”) has determined that it is in the best interests of Emerson and its shareholders to create a new publicly traded company that shall operate the NP Business (as defined below);

WHEREAS, the Distribution is motivated by the corporate business purposes described in the Form 10;

WHEREAS, in furtherance of the foregoing, the Emerson Board has determined that it is appropriate and desirable to separate the NP Business from the Emerson Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Emerson Shares on the Record Date of all of the issued and outstanding SpinCo Shares owned by Emerson (the “Distribution”) on the basis of [●] SpinCo Share for every [●] then outstanding Emerson Share (such ratio, the “Distribution Ratio”);

WHEREAS, the Distribution will be preceded by, among other things, the Restructuring (as defined below), as a part of which Emerson will contribute the stock of, and/or membership interests in, one or more of its Subsidiaries to SpinCo (the “Emerson Contribution”);

WHEREAS, as promptly as possible after receiving the SpinCo Cash Payment (as defined below), and in all events before the 12-month anniversary of the Distribution, Emerson will use the proceeds of the SpinCo Cash Payment to make transfers to (i) Emerson shareholders as one or more distributions with respect to Emerson stock (including regular quarterly dividends), (ii) Emerson shareholders as one or more distributions in redemption of Emerson stock (including stock repurchases pursuant to Emerson’s existing stock repurchase program), and/or (iii) creditors of Emerson in satisfaction of certain Emerson indebtedness;

WHEREAS, for United States federal and state income tax purposes, it is intended that (i) the Emerson Contribution and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Distribution will qualify as a tax-free transaction under Sections 355(a) and 361(c) of the Code (in each case, also qualifying for such treatment under the corresponding provisions of state law), and it is a condition to the Distribution that Emerson will have obtained a legal opinion to such effect as contemplated by Section 3.03(a)(iii);

WHEREAS, this Agreement, together with the other documents implementing the Separation, is intended to be, and is hereby adopted, as a “plan of reorganization” within the meaning of Treas. Reg. section 1.368-2(g);

WHEREAS, SpinCo and Emerson have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning SpinCo, the Separation and the Distribution; and

WHEREAS, each of Emerson and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Emerson, SpinCo and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

Section 1.01. Definitions.

(a) For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, counterclaim, dispute, suit, countersuit, arbitration, hearing, inquiry, subpoena, proceeding, examination or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, appellate or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purpose of this definition, “control”, when used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (i) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Emerson Group and (ii) no member of the Emerson Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” shall mean the trust company or bank duly appointed by Emerson to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.

“Ancillary Agreement” shall mean any agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, and the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Cross License Agreement, the ASCO Trademark License Agreement and the Transfer Agreements.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Act” means the Federal Arbitration Act, 9 U.S.C. Section 1, et seq.

“ASCO Trademark License Agreement” shall mean the ASCO Trademark License Agreement to be entered into by and between Emerson and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Contract” means any legally binding executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking (in each case, whether written or oral).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Emerson Board in its sole and absolute discretion.

“Effective Time” shall mean 11:59:59 p.m., New York City time, on the Distribution Date.

“Emerson Business” shall mean Emerson’s Process Management, Industrial Automation, Climate Technologies and Commercial & Residential Solutions business segments as described in Emerson’s periodic reports filed pursuant to the Exchange Act and any other business or activities conducted by the Emerson Group.

“Emerson Environmental Liabilities” shall mean all Environmental Liabilities to the extent arising in connection with or relating to the Emerson Business (as currently or formerly conducted), the Emerson Assets or any property currently or formerly owned, leased or operated by the Emerson Business (as currently or formerly conducted) (including the activities or operations conducted thereon, offsite disposal therefrom and Hazardous Substances migrating therefrom or thereto), in each case other than the NP Environmental Liabilities; provided that with respect to Environmental Liabilities relating to any NP Shared Site, Emerson Environmental Liabilities shall include only those Environmental Liabilities to the extent shown to have been caused by the Emerson Group and only to the extent caused by the Emerson Group.

“Emerson Shared Sites” shall mean any real property or facility which both the Emerson Group, on the one hand, and the SpinCo Group, on the other, has owned, leased or operated, in whole or in part, at any time prior to the Effective Time, but which will be owned, leased or operated by the Emerson Group (and not the SpinCo Group) at the Effective Time.

“Emerson Group” shall mean Emerson and each Person that is a Subsidiary of Emerson (other than SpinCo and any other member of the SpinCo Group).

“Emerson Trademarks” shall have the meaning set forth in the Intellectual Property Cross License Agreement.

“Emerson Business Contract” shall mean any contract or agreement that is used, or held for use, in the conduct of the NP Business with respect to which at least one of the parties is a member of the Emerson Group (whether or not a member of the SpinCo Group is also a party).

“Emerson Entity Level Only Contract” shall mean any Emerson Business Contract to which no member of the SpinCo Group is a party.

“Emerson Shares” shall mean the shares of common stock, par value $0.50 per share, of Emerson.

“Emerson Stock Exchanges” shall mean the New York Stock Exchange and the Chicago Stock Exchange.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Emerson and SpinCo or the members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Environmental Law” shall mean any Law or any agreement with any Person relating to human health or safety (to the extent relating to exposure to hazardous substances), the environment or any pollutant, contaminant, waste or chemical or any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, material or waste.

“Environmental Liabilities” shall mean all Liabilities, including the costs of any Remedial Action or costs with respect to product take-back requirements, arising under or relating to any Environmental Law or a Hazardous Substance, including Liabilities arising from any Third Party Claims for personal injury, death, or property damage caused by an actual or alleged release of, or exposure to, a Hazardous Substance.

“Environmental Permit” shall mean all Permits relating to or required by Environmental Laws.

“Exchange Act” shall mean the Securities Exchange Act of 1934 together with the rules and regulations promulgated thereunder.

“Existing Litigation Rights” shall mean any pending Action in which any member of the SpinCo Group is a co-plaintiff with Emerson, or any member of the Emerson Group, including the matters on Schedule 2.02(b).

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including any stock exchange and any similar self-regulatory body under applicable securities Laws.

“Group” shall mean either the SpinCo Group or the Emerson Group, as the context requires.

“Hazardous Substance” shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material and any substance or material regulated under any Environmental Law.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, advertising, marketing, sales and promotional materials, including website content, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, purchase orders, shipping materials, catalogues, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, labels, product data and literature, promotional and advertising materials, technical data, operating manuals, instructional documents, quality records and regulatory and compliance records; provided, that “Information” shall not include Registered IP.

“Information Statement” shall mean the information statement to be made available to the holders of Emerson Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Information Technology Assets” shall mean all technology, hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure and other information technology equipment, in each case, other than Software.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case, net of any costs or expenses incurred in the collection thereof to the extent such adjustment is demonstrably related to such proceeds and net of any applicable premium adjustments, including reserves and retrospectively rated premium adjustments.

“Intellectual Property Cross License Agreement” shall mean the Intellectual Property Cross License Agreement to be entered into by and between Emerson and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Intellectual Property Rights” shall mean any trademark, service mark, trade name, domain name, mask work, patent, trade secret, copyright (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“Law” shall mean any national, supranational, international, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, obligation, indenture, instrument, lease, arrangement, release, warranty, commitment undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Authority, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof and any equitable relief that is imposed in connection therewith.

“Licensed Mark” shall have the meaning set forth in the ASCO Trademark License Agreement.

“Losses” shall mean actual losses, costs, damages, penalties and expenses (including attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to investigation and litigation), whether or not involving a Third Party Claim.

“NP Business” shall mean Emerson’s Network Power business, which comprises the design, manufacture, and sale of the following products and related installation, maintenance, monitoring, and consulting services, in each case marketed under the principal brand names listed on Schedule 1.01(b): (i) the thermal management products for data centers and other computer communications networks equipment applications listed on Schedule 1.01(a)(i), (ii) the electrical power management products for data centers, other computer and communications networks applications, and other critical applications listed on Schedule 1.01(a)(ii), (iii) the IT management products for data centers and other computer and network communications equipment applications listed on Schedule 1.01(a)(iii), (iv) the unified infrastructure solutions for data centers and other computer and communications networks applications listed on Schedule 1.01(a)(iv) and

(v) services related to the products and solutions referred to in clauses (i) through (iv) above, which services are listed on Schedule 1.01(a)(v). Notwithstanding the foregoing, it is agreed and understood that the NP Business shall not include the Emerson Business.

“NP Environmental Liabilities” shall mean (i) all Environmental Liabilities relating to the matters identified on Schedule 1.01(c) and (ii) all other Environmental Liabilities to the extent arising in connection with or relating to the SpinCo Group, the NP Business (as currently or formerly conducted), the NP Assets, the SpinCo Real Property or any property currently or formerly or in the future owned, leased or operated by the NP Business (as currently or formerly conducted) (including the activities and operations conducted thereon, offsite disposal therefrom and Hazardous Substances migrating therefrom or thereto); provided that with respect to any Environmental Liabilities relating to any Emerson Shared Site, NP Environmental Liabilities shall include only those Environmental Liabilities to the extent shown to have been caused by the SpinCo Group and only to the extent caused by the SpinCo Group.

“NP Shared Sites” shall mean any real property which both Emerson on the one hand, and the SpinCo Group, on the other, has owned, leased or operated, in whole or in part, at any time prior to the Effective Time¸ but which will be owned, leased or operated by the SpinCo Group (and not the Emerson Group) at the Effective Time.

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, franchises, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on the date to be determined by the Emerson Board as the record date for determining holders of Emerson Shares entitled to receive SpinCo Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Emerson Shares as of the Record Date.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by, any Governmental Authority, including all issued patents, invention registrations, registered copyrights and mask works, registered trademarks, registered service marks, registered Internet domain names, and all applications for any of the foregoing.

“Remedial Action” shall mean any investigation, remediation, clean-up, abatement, removal or monitoring (or words of similar import) of Hazardous Substances.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Restructuring” means the reorganization of certain business, assets and liabilities of the Emerson Group and the SpinCo Group to be completed before the Distribution in accordance with the Restructuring Plan.

“Restructuring Plan” means the Network Power Carveout Plan, dated [●], as such plan may be amended after the date thereof.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Shared Contract” means all of the Emerson Business Contracts and the SpinCo Entity Contracts.

“Shared Policy” shall mean any insurance policy maintained by Emerson which is purchased from a third-party insurance provider and covers any member of the SpinCo Group and/or any or all of the NP Business within the definition of the named insured, additional named insured, additional insured or insured, excluding, for the avoidance of doubt, (i) any group health and welfare insurance policies and (ii) any self-insurance and other arrangements pursuant to which Emerson directly or indirectly (either through New Providence Mutual Limited or otherwise) pays claims for insurance.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SpinCo Pro Forma Balance Sheet” shall mean the unaudited pro forma combined balance sheet of the NP Business, including any notes thereto, as of March 31, 2016, as presented in the Information Statement made available to the Record Holders.

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.

“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A.

“SpinCo Contracts” shall mean all transferable rights under all contracts, agreements, licenses, commitments, sales and purchase orders and other instruments, but excluding the Hedging Contracts and Emerson Business Contracts (which shall be governed by Section 2.09(a)-(c)).

“SpinCo Designees” shall mean the entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) that will be members of the SpinCo Group as of immediately prior to the Effective Time designated in the Restructuring Plan (or otherwise by SpinCo) to accept NP Assets and assume NP Liabilities.

“SpinCo Entity Contract” shall mean any Contract that is used, or held for use, in the conduct of the Emerson Business which SpinCo or any of its Subsidiaries entered into prior to the Effective Time and to which Emerson and the other members of the Emerson Group are not parties.

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Intellectual Property Rights” shall mean all Intellectual Property Rights that are owned by either Party or its Group and are used or held for use exclusively in the NP Business as of the Effective Time, but in each case, excluding the Emerson Trademarks, the Licensed Mark, and all social media accounts or identifiers owned by, or registered in the name of, Emerson or a Subsidiary of Emerson, and any and all Intellectual Property Rights related to the Excluded Software or Excluded IT Assets.

“SpinCo IT Assets” shall mean all of the Information Technology Assets listed on Schedule 1.12.

“SpinCo Permits” shall mean (a) all Permits, including Environmental Permits, owned or licensed by either Party or member of its Group exclusively used or exclusively held for use in the NP Business as of the Effective Time and held by Transferred Entities and (b) the Permits set forth on Schedule 1.08.

“SpinCo Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of the Effective Time listed or described on Schedule 1.09(a), and (b) all the Real Property Leases to which either Party or member of its Group is party as of the Effective Time set forth on Schedule 1.09(b), in each case, including the buildings, fixtures and improvements erected thereon and any prepaid rent, security deposits and options to purchase any real estate.

“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.

“SpinCo Software” shall mean (i) all of the Software of either Party or the members of its Group exclusively used or held for use by the NP Business as of the Effective Time and (ii) the Software listed on Schedule 1.10.

“SpinCo Stock Exchange” shall mean the New York Stock Exchange.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Emerson and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Transition Services Agreement” shall mean any Transition Services Agreement to be entered into by and between Emerson and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	Section 8.03(b)
AAA Rules	Section 8.03(b)
Arbitration Demand Notice	Section 8.03(a)
Contribution.	Recitals
Deferred Emerson Transfer Actions	Section 2.04(f)
Deferred NP Transfer Actions	Section 2.04(b)
Delayed NP Asset	Section 2.04(c)
Delayed NP Liability	Section 2.04(c)
Delayed NP Transfers	Section 2.04(b)
Disputes	Section 8.01
Distribution	Recitals
Distribution Ratio	Recitals
Emerson	Preamble
Emerson Accounts	Section 2.10(a)
Emerson Assets	Section 2.02(b)
Emerson Board	Recitals
Emerson Contribution	Recitals
Emerson Indemnified Parties	Section 4.02
Emerson Liabilities	Section 2.03(b)
Escalation Notice	Section 8.02(a)
Hedging Contracts	2.02(b)(xiii)
Holdover Contract	Section 2.09(b)(i)
Indemnified Party	Section 4.04(a)
Indemnifying Party	Section 4.04(a)
Indemnity Payment.	Section 4.04(a)
Linked	Section 2.10(a)
Master Supply Agreements	Section 2.02(viii)
NP Assets	Section 2.02(a)
NP Liabilities	Section 2.03(a)
Separation	Recitals
SpinCo	Preamble
SpinCo Accounts	Section 2.10(a)
SpinCo Cash Amount	Section 2.02(b)
SpinCo Cash Payment	Section 3.02(c)
SpinCo Entity Holdover Contract	Section 2.09(c)
SpinCo Financing	Section 3.02(c)
SpinCo Indemnified Parties	Section 4.03
Third Party Claim	Section 4.06(a)
Third Party Consent	Section 2.09(b)(i)
Transfer Documents	Section 2.01(c)
Transferred Entities	Section 2.02(a)(i)
Unreleased Emerson Liabilities	Section 2.05(b)(ii)
Unreleased NP Liabilities	Section 2.05(a)(ii)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed to refer to such law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to any time herein shall refer to Eastern Time. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article 2

THE SEPARATION

Section 2.01. Transfer of Assets and Assumption of Liabilities.

(a) On or prior to the Effective Time and prior to the Distribution, in accordance with the plan and structure set forth in the Restructuring Plan and subject to Section 2.01(b):

(i) Transfer and Assignment of NP Assets. Emerson shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from Emerson and the applicable members of the Emerson Group, all of Emerson’s and such Emerson Group members’ respective direct or indirect right, title and interest in and to all of the NP Assets (it being understood that any NP Asset held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity shall be assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Emerson or the applicable members of the Emerson Group to SpinCo or the applicable SpinCo Designee);

(ii) Acceptance and Assumption of NP Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the NP Liabilities in accordance with their respective terms (it being understood that any NP Liability that is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity shall be assumed by SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Emerson or the applicable members of the Emerson Group to SpinCo or the applicable SpinCo Designee; provided, that SpinCo shall cause such Transferred Entity and such SpinCo Designee to perform, discharge and fulfill all such NP Liabilities). SpinCo and such SpinCo Designees shall be responsible for all NP Liabilities, regardless of when or where such NP Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such NP Liabilities are asserted or determined (including any NP Liabilities arising out of claims made by Emerson’s or SpinCo’s respective Subsidiaries, Affiliates or Representatives, or by the respective Representatives of their Subsidiaries or Affiliates, against any member of the Emerson Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from acts, omissions, negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Emerson Group or the SpinCo Group, or any of their respective Subsidiaries, Affiliates or Representatives;

(iii) Transfer and Assignment of Emerson Assets. Emerson and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to Emerson or certain members of the Emerson Group designated by Emerson, and Emerson or such members of the Emerson Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Emerson Assets held by SpinCo or a SpinCo Designee; and

(iv) Acceptance and Assumption of Emerson Liabilities. Emerson and the applicable members of the Emerson Group designated by Emerson shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Emerson Liabilities in accordance with their respective terms. Emerson and the applicable members of the Emerson Group shall be responsible for all Emerson Liabilities in accordance with their respective terms, regardless of when or where such Emerson Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Emerson Liabilities are asserted or determined (including any such Emerson Liabilities arising out of claims made by Emerson’s or SpinCo’s respective Subsidiaries, Affiliates or Representatives, or by the respective Representatives of their Subsidiaries or Affiliates, against any member of the Emerson Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from acts, omissions, negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Emerson Group or the SpinCo Group, or any of their respective Subsidiaries, Affiliates or Representatives.

(b) Transfer Documents. The transfers of the various entities and the contribution, assignment, transfer, conveyance and delivery of the assets and the acceptance and assumption of liabilities contemplated by the Restructuring Plan will be effected, in certain cases, pursuant to individual short-form acquisition agreements agreed between the Parties (each a “Transfer Agreement”) on a country-by-country basis; provided that, in each case, (x) it is intended that the Transfer Agreements shall serve purely to effect (i) the legal transfer of each Transferred Entity to the SpinCo Group or the Emerson Group (as applicable) in accordance with the Restructuring Plan and/or the contribution, assignment, transfer, conveyance and delivery of NP Assets or Emerson Assets to a member of the SpinCo Group or the Emerson Group (as applicable) and (ii) the acceptance and assumption of NP Liabilities or Emerson Liabilities by a member of the SpinCo Group or the Emerson Group (as applicable), in each case, in accordance with the Restructuring Plan and (y) notwithstanding anything to the contrary in any Transfer Agreement, any and all other transfers, contributions, assignments, conveyances, deliveries, acceptances or assumptions contemplated by such agreements shall be void and of no force or effect. For the avoidance of doubt, it is also understood and agreed that (i) to the extent that this Agreement conflicts with any Transfer Agreement, this Agreement shall control and (ii) to the extent that any Transfer Agreement fails to transfer any Transferred Entity, contribute, assign, transfer, convey or deliver any NP Asset or Emerson Asset or cause to be accepted and assumed any NP Liability or Emerson Liability (as applicable) in accordance with the Restructuring Plan, such transfer, assignment or assumption shall be effected pursuant to this Agreement at the Effective Time in accordance with the terms hereof.

(c) Further Assurances. If (after the Effective Time) it becomes necessary or desirable to give effect to any contribution, assignment, transfer, conveyance and delivery of the Assets and the acceptance and assumption of the Liabilities in accordance with the Restructuring Plan and Section 2.01(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such additional bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.01(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such additional assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 2.01(a). All of the foregoing documents contemplated by this Section 2.01(a)(iv) shall be referred to collectively herein as the “Transfer Documents.”

(d) Misallocations. In the event that at any time or from time to time (after the Effective Time), one Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s respective Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to the applicable member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability. The Parties shall, and shall cause the applicable members of their respective Group to, execute such Transfer Documents and take such further actions as may be required to effectuate the Transfers denoted in this Section 2.01.

(e) Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the Emerson Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the NP Assets to any member of the SpinCo Group. Emerson hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Emerson Assets to any member of the Emerson Group.

Section 2.02. NP Assets; Emerson Assets.

(a) NP Assets. For purposes of this Agreement, “NP Assets” shall mean:

(i) all issued and outstanding capital stock or other equity interests of the entities set forth on Schedule 2.02(a)(i) (the “Transferred Entities”) that are owned by either Party or any members of its Group as of the Effective Time;

(ii) all Assets (excluding cash and cash equivalents in excess of the SpinCo Cash Amount) of either Party or any of the members of its Group included or reflected as assets of the SpinCo Group on the SpinCo Pro Forma Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Pro Forma Balance Sheet; provided, that the amounts set forth on the SpinCo Pro Forma Balance Sheet with respect to any Assets shall not be treated as either minimum amounts or limitations on the amount of such Assets that are included in the definition of NP Assets pursuant to this subclause (ii);

(iii) all Assets (excluding cash and cash equivalents in excess of the SpinCo Cash Amount) of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of SpinCo or members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes thereto as of the Effective Time (were such balance sheet and notes to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Pro Forma Balance Sheet), it being understood that (x) the SpinCo Pro Forma Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of NP Assets pursuant to this subclause (iii); and (y) the amounts set forth on the SpinCo Pro Forma Balance Sheet with respect to any Assets shall not be treated as either minimum amounts or limitations on the amount of such Assets that are included in the definition of NP Assets pursuant to this subclause (iii);

(iv) all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by SpinCo or any other member of the SpinCo Group;

(v) all SpinCo Real Property;

(vi) all tangible personal property and interests therein including all office supplies, production supplies, spare parts, other miscellaneous supplies and the equipment, vehicles, molds, dyes, machinery, tools, spare parts, furniture and other tangible personal property owned, leased or licensed by either Party or any member of its Group (but excluding the Excluded Software and Excluded IT Assets) exclusively used or exclusively held for use in the NP Business as of the Effective Time;

(vii) all inventory wherever located, including all raw materials, work-in-process, finished goods, supplies, spare parts and packaging materials exclusively used or exclusively held for use in the NP Business as of the Effective Time;

(viii) all SpinCo Contracts and all transferable rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time (it being understood that in no event shall any contract to which Emerson is a party, including any Master Supply Agreement to which any member of the Emerson Group is a party (the “Master Supply Agreements”), be considered a SpinCo Contract);

(ix) all transferable rights and claims against third parties relating to or arising from the NP Assets, including unliquidated rights, under manufacturers’ and vendors’ warranties (other than any Existing Litigation Rights);

(x) all trade accounts receivable, notes receivable and other receivables to the extent exclusively used or held for use in the NP Business at the Effective Time (including any intercompany accounts receivable, subject to Section 2.08);

(xi) all prepaid assets exclusively used or exclusively held for use in the NP Business as of the Effective Time;

(xii) all SpinCo Intellectual Property Rights;

(xiii) all SpinCo Software and all SpinCo IT Assets;

(xiv) all bank accounts of the Parties or any member of their respective Groups exclusively used in or held for use by the NP Business and held in the name of a Transferred Entity as of the Effective Time;

(xv) all transferable insurance policies (the “SpinCo Policies”) exclusively maintained for or by to the NP Business as of the Effective Time and the right to Insurance Proceeds from the Shared Policies as set forth in Article 5;

(xvi) all transferable SpinCo Permits as of the Effective Time and all rights or interests of either Party or any of the members of its Group thereunder as of the Effective Time;

(xvii) subject to Section 2.16, all hedging or swap contracts, agreements or similar arrangements to the extent relating to the NP Business and reflected on the SpinCo Pro Forma Balance Sheet (the “Hedging Contracts”);

(xviii) to the extent not already identified in clauses (i) through (xvii) of this Section 2.02(a), all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively used or exclusively held for use in the NP Business; and

(xix) subject to applicable Law and the provisions of this Agreement and the applicable Ancillary Agreements, to the extent not already identified in clauses (i) through (xvii) of this Section 2.02(a), all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the NP Assets, the NP Liabilities, the NP Business or the Transferred Entities, and a non-exclusive right to all Information to the extent related to, but not exclusively related to, the NP Assets, the NP Liabilities, the NP Business or the Transferred Entities (it being understood that no member of the Emerson Group or the SpinCo Group shall be required to delete any Information from its systems).

Notwithstanding the foregoing, the NP Assets shall not in any event include any Asset referred to in clauses (i) through (b)(xiv) of Section 2.02(b).

(b) Emerson Assets. For the purposes of this Agreement, “Emerson Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the NP Assets, it being understood that the Emerson Assets shall include:

(i) all issued and outstanding capital stock or other equity interests of any Person other than the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii) all cash and cash equivalents of the Parties and their respective Groups on hand and in banks in excess of the amount set forth on Schedule 2.02(b)(ii) (such amount, the “SpinCo Cash Amount”);

(iii) all bank accounts not exclusively used or held for use by the NP Business;

(iv) subject to Article 5, all insurance policies of the Parties and their respective Groups except for the SpinCo Policies;

(v) all real property of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Real Property;

(vi) all Contracts of either Party or any of the members of its Group as of the Effective Time except for the SpinCo Contracts;

(vii) all Intellectual Property Rights other than the SpinCo Intellectual Property Rights;

(viii) all Software other than the SpinCo Software (the “Excluded Software”);

(ix) all Information Technology Assets other than the SpinCo IT Assets (the “Excluded IT Assets”);

(x) all books, records, files and papers, whether in hard copy or electronic format, prepared in connection with this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby, and Information each Party and the members of its Group to the extent not included as a NP Asset;

(xi) all Permits of either Party or any of the members of its Group as of the Effective Time except for the SpinCo Permits;

(xii) all Existing Litigation Rights;

(xiii) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Emerson or any other member of the Emerson Group; and

(xiv) all Assets set forth on Schedule 2.02(b)(xiv).

Section 2.03. NP Liabilities; Emerson Liabilities.

(a) NP Liabilities. For the purposes of this Agreement, “NP Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Pro Forma Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Pro Forma Balance Sheet; provided, that the amounts set forth on the SpinCo Pro Forma Balance Sheet with respect to any Liabilities shall not be treated as either minimum amounts or limitations on the amount of such Liabilities that are included in the definition of NP Liabilities pursuant to this subclause (i);

(ii) all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes thereto as of the Effective Time (were such balance sheet and notes to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Pro Forma Balance Sheet), it being understood that (x) the SpinCo Pro Forma Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of NP Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the SpinCo Pro Forma Balance Sheet with respect to any Liabilities shall not be treated as either minimum amounts or limitations on the amount of such Liabilities that are included in the definition of NP Liabilities pursuant to this subclause (ii);

(iii) all Liabilities relating to, arising out of or resulting from the SpinCo Contracts (for the avoidance of doubt, with respect to SpinCo Contracts to which a member or members of the SpinCo Group and a member or members of the Emerson Group is/are a party, only those Liabilities attributable to SpinCo for performance, compliance or otherwise shall be SpinCo Liabilities), the SpinCo Intellectual Property Rights, the SpinCo Software, the SpinCo IT Assets, the SpinCo Permits or the SpinCo Real Property;

(iv) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case, that relate to, arise out of or result from the NP Business or any NP Asset;

(v) all Liabilities (A) under warranty obligations relating to any products manufactured or sold by the NP Business or (B) relating to, or arising out of, the use, application, malfunction, defect, design, operation, performance or suitability of any product of the NP Business;

(vi) all trade accounts payable and other accounts and notes payable related to the NP Business (including any intercompany accounts payable, subject to Section 2.08);

(vii) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(viii) all Liabilities for indebtedness of any member of the SpinCo Group (the “SpinCo Indebtedness”);

(ix) all NP Environmental Liabilities;

(x) all Liabilities related to any Action relating to or arising out of the NP Business or the NP Assets; and

(xi) all Liabilities relating to, arising out of or resulting from, actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing at and after the Effective Time of any member of the SpinCo Group to the extent that such Liabilities are not Emerson Liabilities;

(xii) subject to Section 2.16, all Liabilities under Hedging Contracts; and

(xiii) all other Liabilities exclusively related to the NP Business provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth in Section 2.03(b) shall not be NP Liabilities but instead shall be Emerson Liabilities.

(b) Emerson Liabilities. For the purposes of this Agreement, “Emerson Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Emerson Group and, prior to the Effective Time, any member of the SpinCo Group, in each case, to the extent that such Liabilities are not NP Liabilities;

(ii) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed or retained by Emerson or any other member of the Emerson Group, and all agreements, obligations and Liabilities of any member of the Emerson Group under this Agreement or any of the Ancillary Agreements;

(iii) all Liabilities arising out of Contracts of either Party or member of its Group (other than the SpinCo Contracts (for the avoidance of doubt, with respect to any SpinCo Contract to which both a member or members of the SpinCo Group and a member or members of the Emerson Group is/are a party, the Liabilities attributable to the applicable Emerson Group entity shall be Emerson Liabilities));

(iv) all Emerson Environmental Liabilities; and

(v) all Liabilities for indebtedness other than the SpinCo Group Indebtedness.

Section 2.04. Approvals and Notifications.

(a) Approvals and Notifications for NP Assets. Schedule 2.04(a) contains a list of the Approvals or Notifications (the “Required NP Approvals and Notifications”) which, as of the date hereof, Emerson and SpinCo believe to be required in connection with the transfer of assignment of any NP Asset, or the assumption of any NP Liability, in connection with the Separation or the Distribution. After the date hereof, each Party agrees to notify the other Party of any Approvals or Notifications required in connection with the Separation or the Distribution, in each case, as such transaction relates to the transfer, assignment or change of control of any NP Asset or the assumption of any NP Liability. To the extent that the Separation or the Distribution, in each case, as such transaction relates to the transfer, assignment or change of control of any NP Asset or the assumption of any NP Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Emerson and SpinCo, neither Emerson nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed SpinCo Transfers. Schedule 2.04(b) contains a list of NP Assets the assignment of which, and NP Liabilities the assumption of which, shall not occur prior to or at the Effective Time (such assignments and assumptions, the “Delayed NP Transfers”) whether because of a Required NP Approval and Notification or otherwise and, unless the Parties mutually shall determine otherwise, instead shall occur with respect to each such NP Asset or NP Liability so listed on the last Business Day of the first calendar month in which (i) the action set forth next to the relevant NP Asset or NP Liability on Schedule 2.04(b) shall have been completed, (ii) any required Approval or Notification with respect to the assignment or assumption, as applicable, of the relevant NP Asset or NP Liability has been obtained or any mandatory waiting period with respect thereto has expired, (iii) no Governmental Authority in any applicable jurisdiction shall have been enacted, issued, promulgated, enforced or entered any Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the applicable Delayed NP Transfer illegal or otherwise permitting the consummation of such Delated NP Transfer and (iv) any notification to, or where applicable, consultation or negotiation with a works council, union, labor board, employee group or Governmental Authority required to effect the applicable Delated NP Transfer has been completed (the foregoing items in clauses (i) through (iv) above, collectively, the “Deferred NP Transfer Actions”); provided that if there are less than three Business Days remaining in a calendar month when the Deferred NP Transfer Actions with respect to a Deferred NP Transfer are completed, such Deferred NP Transfer shall occur on the last Business Day of the next calendar month. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any NP Asset or assumption by the SpinCo Group of any NP Liability (in each case, not listed on Schedule 2.04(b)) in connection with the Separation or the Distribution would be a violation of applicable Law, require any Approvals or Notifications or otherwise require any Deferred NP Transfer Action described in clauses (ii) through (iv) of the definition thereof in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, then the transfer or assignment to the SpinCo Group of such NP Assets or the assumption by the SpinCo Group of such NP Liabilities, as the case may be, shall be treated as Deferred NP Transfers and such NP Assets or NP Liabilities shall be deemed to be listed on Schedule 2.04(b). Notwithstanding the foregoing, any NP Assets or NP Liabilities subject to a Deferred NP Transfer shall continue to constitute NP Assets and NP Liabilities, as the case may be, for all other purposes of this Agreement.

(c) Treatment of Delayed NP Assets and NP Liabilities. If any transfer or assignment of any NP Asset or any assumption of any NP Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.04(b) or for any other reason (any such NP Asset, a “Delayed NP Asset” and any such NP Liability, a “Delayed NP Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Emerson Group retaining such Delayed NP Asset or such Delayed NP Liability, as the case may be, shall thereafter hold such Delayed NP Asset or Delayed NP Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the Emerson Group retaining such Delayed NP Asset or such Delayed NP Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed NP Asset or Delayed NP Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed NP Asset is to be transferred or assigned, or which will assume such Delayed NP Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed NP Asset or Delayed NP Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed NP Asset or Delayed NP Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed NP Asset or Delayed NP Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group.

(d) Costs for Delayed NP Assets and Delayed NP Liabilities. Any member of the Emerson Group retaining a Delayed NP Asset or Delayed NP Liability due to the deferral of the transfer or assignment of such Delayed NP Asset or the deferral of the assumption of such Delayed NP Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed NP Asset or Delayed NP Liability, other than reasonable expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed NP Asset or Delayed NP Liability.

(e) Approvals and Notifications for Emerson Assets. Schedule 2.04(e) contains a list of the Approvals or Notifications (the “Required Emerson Approvals and Notifications”) which, as of the date hereof, Emerson and SpinCo believe to be required in connection with the transfer of assignment of any Emerson Asset, or the assumption of any Emerson Liability, in connection with the Separation or the Distribution, in each case, as such transaction relates to the transfer or assignment of any Emerson Asset or the assumption of any Emerson Liability. After the date hereof, each Party agrees to notify the other Party of any Approvals or Notifications required in connection with the Separation or the Distribution. To the extent that the Separation or the Distribution, in each case, as such transaction relates to the transfer or assignment of any Emerson Asset or the assumption of any Emerson Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Emerson and SpinCo, neither Emerson nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(f) Commercially Reasonable Efforts To Effect Delayed Transfers. From and after the date hereof and until the occurrence of the relevant Delayed NP Transfer Action, each of the parties shall use their commercially reasonable efforts to take such actions, or cause such actions to be taken as to cause the occurrence of the Delayed NP Transfer Actions.

(g) Certain Arrangements related to Delayed Transfer Assets and Liabilities. For the avoidance of doubt and notwithstanding anything to the contrary in Section 2.05, Section 2.06, Section 2.07, Section 2.08, Section 2.09, Section 2.10 and Section 2.12, solely for purposes of novating Liabilities, releasing guaranties, terminating Contracts, terminating intercompany accounts, sharing of Contracts and separating bank accounts, the Delayed NP Assets and Delayed NP Liabilities shall not be treated as NP Assets or NP Liabilities (as applicable) until the relevant transfer date of such Assets or assumption date of Liabilities and thereafter, the provisions of Section 2.06, Section 2.07, Section 2.08, Section 2.09, Section 2.10 and Section 2.12 shall apply to such Assets and Liabilities mutatis mutandis as if the applicable date of transfer or assumption were the Effective Date.

Section 2.05. Novation of Liabilities.

(a) Novation of NP Liabilities. Subject to the provisions relating to Shared Contracts in Section 2.09:

(i) Each of Emerson and SpinCo, at the request of the other, shall, if and to the extent reasonably practicable, obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all NP Liabilities and obtain in writing the unconditional release of each member of the Emerson Group that is a party to or otherwise bound by any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such NP Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Emerson nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested; and

(ii) If Emerson or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Emerson Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased NP Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Emerson Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Emerson Group that constitute Unreleased NP Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Emerson Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased NP Liabilities shall otherwise become assignable or able to be novated, Emerson shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased NP Liabilities without exchange of further consideration.

(b) Novation of Emerson Liabilities. Subject to the provisions relating to Shared Contracts in Section 2.09:

(i) Each of Emerson and SpinCo, at the request of the other, shall, if and to the extent reasonably practicable, obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all Emerson Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to or otherwise bound by any such arrangements, so that, in any such case, the members of the Emerson Group shall be solely responsible for such Emerson Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Emerson nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested; and

(ii) If Emerson or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Emerson Liability”), Emerson shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Emerson Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Emerson Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and Emerson or the applicable Emerson Group member shall assume, such Unreleased Emerson Liabilities without exchange of further consideration.

Section 2.06. Replacement of Guaranties. On or prior to Closing, Emerson and SpinCo shall cooperate with each other so as to cause the replacement, effective as of the Closing, of all guaranties, letters of credit and other sureties provided by Emerson or any other member of the Emerson Group to the NP Business, including those guaranties, letters of credit and other sureties listed on Schedule 2.06; provided that if any such guaranty, letter of credit or other surety is not replaced effective as of the Closing, SpinCo shall use its reasonable best efforts to replace such guaranty, letter of credit or surety promptly after the Closing and shall indemnify the Emerson Group against, and hold each of them harmless from, any and all Damages incurred or suffered by the Emerson Group related to or arising out of such guaranty, letter of credit or surety.

Section 2.07. Termination of Certain Intercompany Agreements.

(a) Except as set forth in Section 2.07(b) and subject to Section 2.08(a), in furtherance of the releases and other provisions of Section 4.01, SpinCo and each member of the SpinCo Group, on the one hand, and Emerson and each member of the Emerson Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing (including any provision thereof that purports to survive termination), between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Emerson and/or any member of the Emerson Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.07(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.07(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.08; and (v) any Shared Contracts.

Section 2.08. Intercompany Accounts. (a) The Parties shall use commercially reasonable efforts to settle prior to the Effective Time (to the extent practicable), all intercompany receivables, payables and other balances (other than those receivables, payables or other balances arising out of the contracts or agreements described in Section 2.07(b) or out of the provision, prior to the Effective Time, of the services to be provided following the Effective Time pursuant to the Ancillary Agreements), in each case, that arise prior to the Effective Time between SpinCo and each member of the SpinCo Group, on the one hand, and Emerson and each member of the Emerson Group, on the other hand (“Intercompany Accounts”), by one or more cash payments or other transfer of value in satisfaction of such amounts. From and after the Effective Time, the Parties shall settle as promptly as practicable and in the manner set forth in the first sentence of this Section 2.08 any Intercompany Accounts that are not settled as of the Effective Time; provided that any claim by either Party or member of its Group with respect to an Intercompany Account must be made in writing (which writing shall be reasonably specific as to the applicable Intercompany Account and the amount thereof) to the other Party or applicable member of its Group within 90 days of the Effective Time, and any Intercompany Account that is not settled, or that a claim in respect thereof is not made in compliance with Section 2.08, within such 90 day period shall be deemed waived and released in accordance with without any further action by either Party.

(b) All of the intercompany accounts receivable and accounts payable between any member of the Emerson Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time and arising out of the contracts or agreements described in Section 2.07(b) or out of the provision, prior to the Effective Time, of the services to be provided following the Effective Time pursuant to the Ancillary Agreements shall be repaid or settled following the Effective Time in the ordinary course of business or, if otherwise mutually agreed prior to the Effective Time by duly authorized representatives of SpinCo and Emerson, cancelled, assigned or assumed by SpinCo or one or more SpinCo Subsidiaries.

Section 2.09. Treatment of Shared Contracts.

(a) Except for those Shared Contracts set forth on Schedule 2.09(a), Emerson and SpinCo shall cooperate with each other and use their respective commercially reasonable efforts to obtain the agreement of the third party that is the counterparty to each material Shared Contract to enter into a new contract, amendment splitting the Shared Contract or assignment in relevant part, as appropriate (as determined by Emerson in good faith), effective as of the Closing Date pursuant to which a the NP Business or the Emerson Business, as applicable, will receive substantially the same services/benefits provided (and, if applicable, will be subject to substantially the same obligations, terms and conditions imposed) under the applicable Shared Contract to the NP Business or the Emerson Business, as applicable, as of the Closing Date; provided, however, that it is agreed and understood that the Emerson Group shall have no obligation under this Section 2.09 with respect to any of the Master Supply Agreements.

(b)

(i) With respect to any material Emerson Entity Level Only Contract in respect of which a consent from, notice to or action by, a third party (a “Third Party Consent”) is required to take the actions described in Section 2.09(a) has not been obtained at or prior to the Closing, to the extent not prohibited under the terms of such contract, the Emerson Group member that is a party to such Emerson Entity Level Only Contract (or such other Emerson Group member as designated by Emerson in good faith) shall retain (or be transferred, as applicable) such Emerson Entity Level Only Contract (each, a “Holdover Contract”), and Emerson and SpinCo shall, subject to the assumption of all liabilities in respect of or relating to such Holdover Contract (with respect to which SpinCo agrees that it shall fully indemnify and hold harmless the Emerson Group) by SpinCo, until the earlier of (i) the time such Third Party Consent has been obtained, (ii) the expiration or termination of such Holdover Contract in accordance with its terms and (iii) one year after the Closing Date, cooperate in a mutually agreeable arrangement under which the SpinCo Group obtains the benefits and assumes the liabilities related to the NP Business thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to a member of the SpinCo Group or under which the applicable Emerson Group member would, to the extent commercially reasonable, enforce for the benefit of the SpinCo Group, any and all rights of the Emerson Group under such Holdover Contract related to the NP Business against any third party thereto; and

(ii) With respect to any Emerson Business Contract (other than a Emerson Entity Level Only Contract) in respect of which a Third Party Consent is required to take the actions described in Section 2.09(a) has not been obtained at or prior to the Closing, (A) the applicable SpinCo Group member and the applicable Emerson Group member shall continue to operate under such contract and (B) SpinCo shall indemnify and hold harmless the Emerson Group for all Damages arising under such contract to the extent related to the NP Business or the actions of any SpinCo Group member thereunder and Emerson shall indemnify and hold harmless the SpinCo Group for all Damages arising under such contract to the extent related to the applicable portion of the Emerson Business or the actions of any Emerson Group member thereunder. It is agreed and understood that no member of the Emerson Group shall be obligated to renew or otherwise extend for any period any Emerson Business Contract (and the Emerson Group shall be permitted to deliver any applicable notice of non-renewal or non-extension).

(c) With respect to any material SpinCo Entity Contract in respect of which a Third Party Consent is required to take the actions described in Section 2.09(a) has not been obtained at or prior to the Closing, to the extent not prohibited under the terms of such contract, the applicable SpinCo Group member that is a party to such SpinCo Entity Contract shall retain such SpinCo Entity Contract (each, a “SpinCo Entity Holdover Contract”), and Emerson and SpinCo shall, subject to the assumption of all liabilities in respect of or relating to such SpinCo Entity Contract (with respect to which Emerson agrees that it shall fully indemnify and hold harmless the SpinCo Group) by Emerson, until the earlier of (i) the time such Third Party Consent has been obtained and (ii) the expiration or termination of such SpinCo Entity Contract in accordance with its terms, cooperate in a mutually agreeable arrangement under which the Emerson Group obtains the benefits and assumes the liabilities related to the Emerson Business thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Emerson Group or under which the applicable SpinCo Group member would, to the extent commercially reasonable, enforce for the benefit of the Emerson Group, any and all rights of the SpinCo Group under such SpinCo Entity Contract related to the Emerson Business against any third party thereto.

(d) Each of Emerson and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(e) Nothing in this Section 2.08 shall require any member of any Group to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any obligation or grant any concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.08.

Section 2.10. Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account (including those established in furtherance of any entrustment loan or cash management relationships) owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by Emerson or any other member of the Emerson Group (collectively, the “Emerson Accounts”) so that each such SpinCo Account and Emerson Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Emerson Account or SpinCo Account, respectively, is de-Linked from such Emerson Account or SpinCo Account, respectively.

(b) With respect to any outstanding checks issued or payments initiated by Emerson, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively, and if any Party or member of such Party’s Group is the beneficiary of such an outstanding check or payment initiated by the other Party or any member of its Group, the first Party or such member of its Group shall promptly reimburse, or cause to be reimbursed, the second Party or the applicable member of its Group for such amounts paid without right of set-off.

(c) As between Emerson and SpinCo (and the members of their respective Groups), all payments made and reimbursements or other payments received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party the amount of such payment or reimbursement without right of set-off.

Section 2.11. Misdirected Communications. If, on or after the Effective Time, any Party or member of its Group receives any mail, courier package, facsimile transmission, invoice, purchase order, written service request or other written document that is indented for the other Party or a member of its Group, such documents shall be forwarded to the other Group promptly after receipt thereof, as follows (a) if to SpinCo or any member of its Group, by email addressed to [●] or delivery at the following address [●] and (b) if to Emerson or a member of its Group, by email addressed to [●] or delivery at the following address [●].

Section 2.12. Ancillary Agreements. Effective on or prior to the Effective Time, each of Emerson and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

Section 2.13. Disclaimer of Representations and Warranties. EACH OF EMERSON (ON BEHALF OF ITSELF AND EACH MEMBER OF THE EMERSON GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Section 2.14. Financial Information Certifications. Emerson’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, Emerson, within thirty-five (35) days of the end of any fiscal quarter during which SpinCo remains Emerson’s Subsidiary, shall provide SpinCo with one (1) or more certifications (in a format to be agreed by Emerson and SpinCo in good faith) with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by Emerson (and not by any officer or employee in their individual capacity).

Section 2.15. Steering Committee. Prior to the Effective Time, the Parties shall establish a steering committee (the “Steering Committee”) that shall consist of an equal number of members from Emerson and SpinCo to monitor the relationship between the Emerson Group and the SpinCo Group after the Effective Time. For the two year period after the Effective Time, the Steering Committee shall meet quarterly (or at such other frequency as decided by the Steering Committee) to discuss the relationship between the Emerson Group and the SpinCo Group generally and matters arising under this Agreement and the Ancillary Agreements. Thereafter, the Steering Committee shall meet on an as needed basis (or at such frequency as decided by the Steering Committee).

Section 2.16. Hedging Contracts. Emerson and SpinCo acknowledge and agree that the Hedging Contracts have been executed by Emerson and shall not be transferred to the SpinCo Group prior to, on or after the Distribution Date. From and after the Distribution Date, Emerson shall use commercially reasonable efforts to maintain the Hedging Contracts for the benefit of the SpinCo Group and in the event Emerson receives payment from a counterparty under the Hedging Contracts, Emerson shall pay SpinCo or a SpinCo designee an amount equal to the amount of such payment within five (5) Business Days of receipt of such payment. In the event Emerson is required by the terms of the Hedging Contracts to make a payment to a counterparty thereunder, SpinCo shall reimburse Emerson for the amount of such payment within five (5) Business Days of Emerson’s request that SpinCo reimburse it for such payment.

Article 3

THE DISTRIBUTION

Section 3.01. Sole and Absolute Discretion; Cooperation.

(a) Emerson shall, in its sole and absolute discretion, determine the terms of the Separation and the Distribution, including the form, structure and terms of any transaction(s) to effect the Separation and the Distribution and the timing and conditions to the consummation of the Separation and the Distribution. In addition, Emerson may, at any time and from time to time until the consummation of the Separation and the Distribution, modify or change the terms of the Separation and the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Separation or the Distribution. Nothing shall in any way limit Emerson’s right to terminate this Agreement, the Separation and/or the Distribution as set forth in Article 9 or alter the consequences of any such termination from those specified in Article 9.

(b) SpinCo shall cooperate with Emerson to accomplish the Separation and the Distribution and shall, at Emerson’s direction, promptly take any and all actions necessary or desirable to effect the Separation and the Distribution, including in respect of the registration under the Exchange Act of SpinCo Shares on the Form 10. Emerson shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors. SpinCo and Emerson will provide to the Agent any information required in order to complete the Separation and the Distribution.

Section 3.02. Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, in addition to completing the actions contemplated by the Restructuring Plan, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to Emerson Stock Exchange. Emerson shall, to the extent possible, give the Emerson Stock Exchanges not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, (i) Emerson and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws of SpinCo, respectively, and (ii) SpinCo shall file the SpinCo Certificate of Incorporation with the Secretary of State of Delaware.

(c) Borrowings and Financings; SpinCo Cash Payment. In connection with the Separation, (i) SpinCo shall have entered into, and received the resulting proceeds from, the financing transactions described in the Information Statement as occurring on or prior to the Distribution Date (the “SpinCo Financing”) and (ii) SpinCo shall make a cash payment to Emerson in an amount equal to $[●] (the “SpinCo Cash Payment”) as partial consideration for the Emerson Contribution pursuant to the Restructuring and the other terms and conditions hereof whenever made.

(d) SpinCo Directors and Officers. On or prior to the Distribution Date, Emerson and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement, unless otherwise agreed by the Parties; and (ii) SpinCo shall have such other officers as the board of directors of SpinCo shall appoint.

(e) SpinCo Stock Exchange Listing. SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Shares to be distributed in the Distribution on the SpinCo Stock Exchange, subject to official notice of distribution.

(f) Securities Law Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Emerson and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Emerson and SpinCo will prepare, and

SpinCo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Emerson determines are necessary or desirable to effectuate the Distribution, and Emerson and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Emerson and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(g) Availability of Information Statement. Emerson shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Emerson Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(h) The Distribution Agent. Emerson shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

Section 3.03. Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by Emerson in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii) The Information Statement shall have been mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(iii) Emerson shall have received an opinion of Davis Polk & Wardwell LLP (which shall not have been revoked or modified in any material respect) that is reasonably satisfactory to Emerson, confirming that (i) the Emerson Contribution and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and (ii) the Distribution will qualify as a tax-free transaction under Sections 355(a) and 361(c) of the Code;

(iv) An independent appraisal firm acceptable to Emerson shall have delivered one or more opinions to the Emerson Board confirming the solvency and financial viability of Emerson and its Affiliates (including SpinCo and its Affiliates) before consummation of the Distribution and each of (A) Emerson and its Group and (B) SpinCo and its Group after consummation of the Distribution, and such opinions shall be acceptable to the Emerson Board in its sole and absolute discretion and such opinions shall not have been withdrawn or rescinded.

(v) The Emerson Board shall be satisfied that the Distribution shall be made out of surplus within the meaning of Section 351.220 of the Missouri General Business Corporation Law.

(vi) The Emerson Board shall have approved the Distribution and shall not have abandoned the Distribution or Terminated this Agreement at any time prior to the Distribution.

(vii) (A) The transactions contemplated by the Restructuring Plan (other than any Delayed NP Transfer) shall have been completed and (B) the transfer of the NP Assets (other than any Delayed NP Asset) and assumption of the NP Liabilities (other than any Delayed NP Liability) contemplated to be transferred from Emerson and its Group to SpinCo and its Group or assumed by SpinCo and its Group, as the case may be, on or prior to the Distribution shall have occurred as contemplated by Section 2.01, and the transfer of the Emerson Assets and assumption of the Emerson Liabilities contemplated to be transferred from SpinCo and its Group to Emerson and its Group, or assumed by SpinCo and its Group, as the case may be, on or prior to the Distribution Date shall have occurred as contemplated by Section 2.01, in each case, pursuant to the Restructuring Plan.

(viii) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.

(ix) Any Approvals or Notifications of any Governmental Authorities required for the consummation of the Separation and Distribution have been obtained.

(x) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(xi) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(xii) The SpinCo Shares to be distributed to the Emerson shareholders in the Distribution shall have been accepted for listing on the SpinCo Stock Exchange, subject to official notice of distribution.

(xiii) (i) The SpinCo Financing shall have been consummated and (ii) Emerson shall have received the SpinCo Cash Payment.

(xiv) All actions contemplated by Section 3.02 shall have been taken.

(xv) No other events or developments shall exist or shall have occurred that, in the judgment of the Emerson Board, in its sole and absolute discretion, make it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The foregoing conditions are for the sole benefit of Emerson and shall not give rise to or create any duty on the part of Emerson or the Emerson Board to waive or not waive any such condition or in any way limit Emerson’s right to terminate this Agreement as set forth in Article 9 or alter the consequences of any such termination from those specified in Article 9. Any determination made by the Emerson Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.03(a) shall be conclusive and binding on the Parties. If Emerson waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

Section 3.04. The Distribution.

(a) On the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, on or prior to the Effective Time, Emerson shall take such steps as are reasonably necessary or appropriate to permit the Distribution by the Agent of such number of validly issued, fully paid and nonassessable SpinCo Shares, registered in book-entry form as is necessary to effect the Distribution, including by (i) causing SpinCo to deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number SpinCo Shares and (ii) instructing the transfer agent for the Emerson Shares to instruct the Agent to distribute at the Effective Time to each Record Holder (or designated transferee or transferees of such Record Holder), by means of a pro rata dividend, of the appropriate number of SpinCo Shares for every Emerson Share as described below held by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.

(b) On the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, including Sections 3.03 and 3.04(c), each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Shares equal to the number of Emerson Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional shares interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.04(c), would be entitled to receive a fractional share interest of a SpinCo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Emerson shall direct the Agent to determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Emerson, SpinCo or the Agent will be required to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.04(c). Neither Emerson nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Emerson or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.04(c) and Section 3.04(d), the beneficial owner of Emerson Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d) Any SpinCo Shares or cash in lieu of SpinCo Shares (or fractions thereof) that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo shall hold such SpinCo Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of SpinCo Shares (or fractions thereof) shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Emerson shall have no Liability with respect thereto.

(e) Until the SpinCo Shares are duly transferred in accordance with this Section 3.04 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.

(f) As promptly as practicable following the receipt of the SpinCo Cash Payment, but in no event later than twelve (12) months after the Effective Time, Emerson will transfer the proceeds of the SpinCo Cash Payment pursuant to one or more of the following: (i) to shareholders through the payment of dividends, including regular quarterly dividends, on Emerson stock, (ii) to shareholders through redemptions of Emerson stock pursuant to existing, amended, or future stock repurchase programs, including pursuant to open market stock repurchases, accelerated share repurchases, or block purchases; or (iii) to creditors of Emerson in full or partial satisfaction of the principal amount of Emerson indebtedness outstanding on the Distribution Date, provided that such Emerson indebtedness to be retired will not have been issued in anticipation of the Distribution.

Article 4

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01. Release of Pre-Distribution Claims.

(a) SpinCo Release of Emerson. Except as provided in Sections 4.01(c) and 4.03, effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) Emerson and the members of the Emerson Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Emerson Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all NP Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts, circumstances or otherwise occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), including, in the case of each of (A), (B) and (C), any claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., or to any Hazardous Substances.

(b) Emerson Release of SpinCo. Except as provided in Sections 4.01(c) and 4.02, effective as of the Effective Time, Emerson does hereby, for itself and each other member of the Emerson Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Emerson Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Emerson Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) , including, in the case of each of (A), (B) and (C), any claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., or to any Hazardous Substances.

(c) Obligations Not Affected. Nothing contained in Sections 4.01(a) or 4.01(b) shall (i) impair any right of any Person to enforce this Agreement, any Ancillary Agreement or the Intercompany Accounts, in each case in accordance with its terms and the terms hereof or (ii) release any Person from any Liability provided in or resulting from any Contract that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand. In addition, nothing contained in Section 4.01(a) shall release any member of the Emerson Group from honoring its existing obligations to indemnify, or advance expenses to, any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Emerson Group on or prior to the Effective Time, to the extent such director, officer or employee was entitled to such indemnification pursuant to such existing obligations, it being understood that, if the underlying obligation giving rise to such Action is a NP Liability, SpinCo shall indemnify Emerson for such Liability (including Emerson’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article 4.

(d) No Claims. SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Emerson or any other member of the Emerson Group, or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). Emerson shall not make, and shall not permit any other member of the Emerson Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

(e) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver such releases reflecting or are otherwise necessary to give effect to the provisions of this Section 4.01.

Section 4.02. Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, effective at and after the Effective Time, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Emerson, each member of the Emerson Group and each of its and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Emerson Indemnified Parties”; it is agreed and understood that for purposes of the indemnities in Section 4.02(e) below, Emerson Indemnified Parties shall also include any Person who controls an Emerson Indemnified Party within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all Losses incurred, sustained or suffered by any Emerson Indemnified Party relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any NP Liability;

(b) any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any NP Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to an Emerson Liability, any guarantee, indemnification or contribution obligation, surety bond, letter of credit or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Emerson Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto), any other Disclosure Document, any [registration statement related to SpinCo equity plans] or any offering memorandum or other marketing materials prepared in connection with the SpinCo Financing.

Section 4.03. Indemnification by Emerson. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Emerson shall, and shall cause the other members of the Emerson Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of its and their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”), from and against any and all Losses incurred, sustained or suffered by the SpinCo Indemnified Parties relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Emerson Liability;

(b) any failure of Emerson, any other member of the Emerson Group or any other Person to pay, perform or otherwise promptly discharge any Emerson Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by Emerson or any other member of the Emerson Group of this Agreement or any of the Ancillary Agreements; and

(d) except to the extent it relates to a NP Liability, any guarantee, indemnification or contribution obligation, surety bond, letter of credit or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Emerson Group by any member of the SpinCo Group that survives following the Distribution.

Section 4.04. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Loss subject to indemnification, contribution or reimbursement pursuant to this Article 4 or Article 5 will be paid (i) net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of such indemnifiable Loss and (ii) taking into account any Tax benefit allowable to the Indemnified Party (using the methodology set forth in Section 11(d) of the Tax Matters Agreement to determine the amount of any such benefit) and any Tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Liabilities. Emerson and SpinCo agree that, for United States federal income Tax purposes, any payment made pursuant to this Article 4 will be treated as provided under Section 12(c) of the Tax Matters Agreement. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnified Party”) will be (i) reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of the related Loss and the amount of any Tax benefit allowable to the Indemnified Party (as determined using the methodology set forth in Section 11(d) of the Tax Matters Agreement) and (ii) increased by any Tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Liabilities. If an Indemnified Party receives a payment (an “Indemnity Payment”) under this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds or any other amounts in respect of the same Loss, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Losses for which indemnification or contribution may be available under this Article 4. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnified Party need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Each Indemnified Party and the members of its Group shall use commercially reasonable efforts to collect any amounts from any other Person alleged to be responsible, for any Losses payable under this Article 4; provided, however, that the Indemnified Parties shall not be required to institute or threaten any Action against any supplier, customer or other third party.

Section 4.05. Calculation of Damages. (a) The Indemnifying Party shall not be liable under this Article 4 or any (i) Losses to the extent that they are in the nature of (A) punitive damages or (B) consequential, special or indirect damages, except, in the case of this clause (B), to the extent such Losses are a reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder, regardless of the form of action through which such Losses are sought, except in each case of the foregoing clauses (A) and (B), to the extent any such Loss are included in any proceeding by a third party against such Indemnified Party for which it is entitled to indemnification under this Agreement or (ii) Losses relating to any matter (or underlying set of facts) to the extent that the Indemnified Party has otherwise been compensated for such Losses pursuant to a separate indemnification provision in this Article 4.

(b) Each Indemnified Party shall use reasonable commercial effort to mitigate in accordance with applicable Law any Loss for which such Indemnified Party seeks indemnification under this Agreement or any Ancillary Agreement; provided, however, that the Indemnified Parties shall not be required to institute or threaten any Action against any supplier, customer or other third party. Any costs of mitigation shall be deemed to be indemnifiable Losses. If such Indemnified Party mitigates its Loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that Loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation).

Section 4.06. Procedures for Indemnification of Third Party Claims.

(a) Notice of Claims. If, at or following the date of this Agreement, an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Emerson Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Sections 4.02 or 4.03, or any other Section of this Agreement or any Ancillary Agreement, such Indemnified Party shall give such Indemnifying Party written notice within thirty (30) days of becoming aware of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires). Any such notice shall (i) describe the Third Party Claim in reasonable detail, including, to the extent set forth in or readily apparent from the notices and documents received by the Indemnified Party, the facts and circumstances giving rise to such claim for indemnification, and (ii) include copies of all material notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 4.06(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 4.06(a).

(b) Control of Defense. An Indemnifying Party may elect to control the defense of (and unless the Indemnifying Party has specified any reservations or exceptions, seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third Party Claim, it shall first confirm to the Indemnified Party in writing that, assuming the facts presented to the Indemnifying Party by the Indemnified Party being true, the Indemnifying Party shall indemnify the Indemnified Party for any such Damages to the extent resulting from, or arising out of, such Third Party Claim; provided, further, that the Indemnifying Party shall not be entitled to control of any Third Party Claim in respect of any matter involving potential criminal liability or that seeks as the primary remedy the imposition of an injunction, restraining order or other equitable relief that, if granted, would be binding upon the Indemnified Party or any member of its Group. Within thirty (30) days after the receipt of a notice from an Indemnified Party in accordance with Section 4.06(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnified Party indicating whether the Indemnifying Party shall assume responsibility for defending the Third Party Claim, which written notice shall specify any reservations or exceptions by the Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after receipt of the notice from an Indemnified Party as provided in Section 4.06(a), then the Indemnified Party that is the subject of such Third Party Claim shall be entitled to continue to conduct and control the defense of such Third Party Claim. Notwithstanding an election by an Indemnifying Party to defend a Third Party Claim pursuant to this Section 4.06(a), the Indemnified Party may, upon written notice to the Indemnifying Party, elect to take over the defense of such Third Party Claim (although the Indemnifying Party may continue to participate but not control such defense) if (i) the Indemnifying Party is not defending such Third Party Claim diligently or in good faith, (ii) the Indemnified Party and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, (iii) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, (iv) there occurs a change of control of the Indemnifying Party, or (v) either of the sets of facts described in the second proviso of the first sentence hereof becomes true (doe to change of circumstances).

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after receipt of a notice from an Indemnified Party as provided in Section 4.06(a) or the Indemnified Party controls or takes over the defense of any Third Party-Claim pursuant to Section 4.06(a), and the Indemnified Party conducts and controls the defense of a Third Party Claim with respect to which the Indemnifying Party has an indemnification obligation, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim.

(d) Right to Monitor and Participate. An Indemnified Party that does not conduct and control the defense of any Third Party Claim, or an Indemnifying Party that has failed to or is not entitled to elect to defend any Third Party Claim as contemplated hereby or from whom the Indemnified Party has taken over control of defense of the claim pursuant to Section 4.06(a), nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third Party Claim for which it is a potential Indemnified Party or Indemnifying Party, but the fees and expenses of such counsel shall be borne by such Indemnified Party or non-controlling Indemnifying Party, as the case may be, and the provisions of Section 4.06(c) shall not apply to such fees and expenses; provided, that if the Indemnifying Party has elected to defend the Third Party Claim but has specified, and continues to assert, any reservations or exceptions, then the Indemnifying Party shall reimburse the reasonable fees and expenses of such counsel for the potential Indemnified Party. Notwithstanding the foregoing, but subject to Sections 6.06 and 6.07, and whether or not participating in the defense of a claim, such Party shall use commercially reasonable efforts to cooperate with the Party entitled to conduct and control the defense of such Third Party Claim in such defense and make available to the controlling Party, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party (with the reasonable out-of-pocket costs associated with such cooperation being at the expense of the Indemnifying Party). In addition to the foregoing, if any Indemnified Party shall in good faith determine that such Indemnified Party and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnified Party shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel and local counsel (as appropriate).

(e) No Settlement Without Consent. The Indemnifying Party may not settle or compromise any Third Party Claim without the consent of the Indemnified Party, which consent may not be unreasonably withheld, unless such settlement or compromise (i) is solely for monetary damages that are paid in full by the Indemnifying Party (and does not permit any equitable relief or governmental order to be entered, directly or indirectly, against the Indemnified Party), (ii) does not involve any finding or determination of wrongdoing or violation of Law by the other Party and (iii) provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third Party Claim. If the Indemnified Party controls the defense of any Third Party Claim, the Indemnified Party may not settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

Section 4.07. Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Losses for which an Indemnified Party is entitled to indemnification or contribution under this Article 4 shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnified Party is entitled to indemnification or contribution under this Article 4) by the Indemnifying Party to the Indemnified Party as such Losses are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Losses. The indemnity and contribution provisions contained in this Article 4 shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, and (ii) the knowledge by the Indemnified Party of Losses for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party; provided, that the failure by an Indemnified Party to so assert any such claim shall not prejudice the ability of the Indemnified Party to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.07(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Loss arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Loss incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Loss, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 4.08. Right of Contribution.

(a) Contribution. If any right of indemnification contained in Sections 4.02 or 4.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnified Party in respect of any Loss for which such Indemnified Party is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnified Parties as a result of such Loss (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnified Parties entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.08: (i) any fault associated with the business conducted with the Delayed NP Assets or Delayed NP Liabilities (except for the gross negligence or intentional misconduct of a member of the Emerson Group) or with the ownership, operation or activities of the NP Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Emerson or any other member of the Emerson Group; (ii) any fault associated with the ownership, operation or activities of the Emerson Business prior to the Effective Time shall be deemed to be the fault of Emerson and the other members of the Emerson Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; (iii) any fault associated with the ownership, operation or activities of the NP Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Emerson or any other member of the Emerson Group and (iv) any fault associated with information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) any other Disclosure Document, any [registration statement related to SpinCo equity plans] or any offering memorandum or other marketing materials prepared in connection with the SpinCo Financing shall be deemed to be fault of SpinCo if SpinCo or a member of its Group provided the information or Emerson if Emerson or a member of its Group provided the information.

Section 4.09. Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnified Party, or assert a defense against any claim asserted by any Indemnified Party, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any NP Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Emerson Liabilities by Emerson or a member of the Emerson Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article 4 are void or unenforceable for any reason.

Section 4.10. Remedies Cumulative. The remedies provided in this Article 4 shall be cumulative and, subject to the provisions of Article 7, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.11. Survival of Indemnities. The rights and obligations of each of Emerson and SpinCo and their respective Indemnified Parties under this Article 4 shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

Section 4.12. Coordination with Ancillary Agreements. The provisions of Sections 4.02 through 4.11 hereof shall not apply with respect to the representations, warranties, covenants and agreements set forth in the Transition Services Agreement, which shall be governed by the Transition Services Agreement.

Article 5

INSURANCE MATTERS

Section 5.01. Insurance Prior to the Effective Time. Except as may otherwise be expressly provided in this Article 5, SpinCo does hereby agree, for itself and on behalf of its Group, that Emerson and its Group shall not have any Liability whatsoever to SpinCo or the SpinCo Group as a result of the insurance policies, insurance contracts and claim administration contracts and practices related to the foregoing of the Emerson Group in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance policies, insurance contracts, claim administration contracts, the creditworthiness of any insurance carrier, the terms and conditions of any policy or contract and the adequacy or timeliness of any notice, or lack thereof, to any insurance carrier, bank trustee for any insurer, scheme administrator for any insurer, or claims administrator with respect to any actual claim or potential claim or otherwise.

Section 5.02. Ownership of Existing Policies and Programs. The SpinCo Group (i) shall cooperate with Emerson to share such information as is reasonably necessary in order to permit Emerson to manage and conduct its insurance matters as Emerson deems appropriate and (ii) hereby give consent for Emerson to inform any affected insurer of this Agreement and to provide such insurer with a copy of this Agreement. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Shared Policies or shall be construed to waive any right or remedy of any member of the Emerson Group in respect thereof.

Section 5.03. Acquisition and Maintenance of Post-Distribution Insurance by SpinCo. Commencing on and as of the Effective Time, SpinCo shall be responsible for establishing and maintaining a separate insurance program consisting of the types of insurance policies and coverages that SpinCo considers appropriate to carry on behalf of the SpinCo Group. Each member of the SpinCo Group, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by any member of the SpinCo Group and claims relating to any period at or after the Effective Time involving any member of the SpinCo Group.

Section 5.04. Rights Under Shared Policies. (a) Emerson shall use commercially reasonable efforts to (x) maintain or cause to be maintained in full force and effect all liability, property or casualty Shared Policies until the Closing; (y) for a period of three years concluding on the third anniversary of the Closing Date, enable the SpinCo Group to file, notice and otherwise continue to pursue any applicable claims for events occurring prior to the Closing on behalf of the NP Business under any occurrence form Shared Policy to the extent in effect at the time of such event; and (z) enable the SpinCo Group to recover, on behalf of the NP Business, Insurance Proceeds under the terms of such Shared Policies (including recovery of such Insurance Proceeds after the Closing, but only to the extent such policies would otherwise permit such recovery by Emerson) to the extent that the SpinCo Group has suffered damages in respect of such event; in each case, provided that:

(i) the SpinCo Group shall promptly notify Emerson’s Corporate Risk Management Department of all such claims and/or efforts to seek recovery and shall cooperate with Emerson in pursuing all such claims;

(ii) the SpinCo Group shall be solely responsible for notifying any and all insurance companies of such claims and complying with all policy conditions for such claims; and

(iii) the SpinCo Group shall (1) exclusively bear and be liable (and Emerson shall have no obligation to repay and reimburse the SpinCo Group) for all deductibles and retentions, self-insured and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims, whether made by the Transferred Entities, their employees or third parties, (2) be exclusively responsible for maintaining any guaranty, security or other collateral associated with the payment of such deductibles or retentions required by any third party insurer and (3), to the extent the Emerson or any of its Affiliates maintains any such guaranty, security or collateral as of the Closing Date, shall use commercially reasonable efforts to novate such guaranty, security or collateral obligations to the SpinCo Group (it being understood that if such guaranty, security or collateral cannot be so novated, Emerson or its applicable Affiliate shall maintain such guaranty, security or collateral for the benefit of the SpinCo Group and SpinCo shall indemnify Emerson and its Affiliates against, and hold each of them harmless from, any and all Damages incurred or suffered by Emerson or any of its Affiliates related to or arising out of maintaining such guaranty, security or collateral, including any costs related thereto).

For the avoidance of doubt, from and after the Closing, (A) the NP Business shall cease to be insured by Emerson’s or its Affiliates’ current and historical insurance policies or programs (other than the occurrence form Shared Policies in accordance with the terms of this Section 5.04), (B) the SpinCo Group shall have no access, right, title or interest to or in any such policies or programs, and (C) the SpinCo Group shall be solely responsible for providing insurance to the NP Business for any events occurring on or after the Closing Date.

(b) Notwithstanding the above, to the extent the aggregate amount of insured damages sought to be recovered under any Shared Policy maintained by Emerson exceeds the coverage amount of such policy, available coverage under such policy shall be allocated first to the Emerson Group regardless of when such covered damages arose (and the SpinCo Group agrees to reimburse the Emerson Group for any and all damages and costs incurred by the Emerson Group directly or indirectly as a result of its claims, which damages were not recoverable under any applicable Shared Policy that would have been recoverable by the Emerson Group under such policy but for the SpinCo Group’s recovery under such policies pursuant to this Article 5) and second to the SpinCo Group.

(c) In the event that after the Effective Time Emerson proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies, in respect of periods of coverage prior to the Effective Time, under which

SpinCo, the NP Business or the other members of the SpinCo Group has or may in the future have rights to assert claims pursuant to this Article 5 in a manner that would adversely affect any such rights of SpinCo, the NP Business or any of the other members of the SpinCo Group, Emerson will, if such proposed action would be material to the SpinCo Group, give SpinCo prior notice thereof and consult with SpinCo with respect to such action.

(d) In no event (except as provided in Section 5.04(b) or (c)) will any member of the Emerson Group have any Liability or obligation whatsoever to any member of the SpinCo Group if any Shared Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Loss of any member of the SpinCo Group for any reason whatsoever or is not renewed or extended beyond the current expiration date.

Section 5.05. Insurance Premiums. From and after the Effective Time, Emerson will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Effective Time, whereupon SpinCo will upon the request of Emerson promptly reimburse Emerson for that portion of such additional premiums and other payments paid by Emerson as are reasonably determined by Emerson to be attributable to the NP Business; provided that, prior to agreeing to pay any such premiums or other payments that would reasonably be expected to result in a requirement for SpinCo to provide reimbursement under this Section 5.05, Emerson shall, to the extent reasonably practicable, provide SpinCo with prior notice and a reasonable opportunity to consult with Emerson with respect thereto. Notwithstanding the foregoing, to the extent that SpinCo has previously paid a premium (or has been allocated a portion of a premium by Emerson) or satisfied a deductible amount under a Shared Policy, SpinCo shall not be required to pay such premium pursuant to the foregoing sentence or satisfy such deductible again if SpinCo makes a claim under such Shared Policy in accordance with this Article 5.

Section 5.06. Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both a member of the Emerson Group, on the one hand, and a member of the SpinCo Group, on the other hand, relating to the same occurrence, Emerson and SpinCo agree to defend the relevant matter jointly, provided that in the event there is a conflict of interest which in the reasonable opinion of either party would otherwise prevent the conduct of that joint defense, the Parties shall cooperate to pursue coverage under such Shared Policy pursuant to appropriate arrangements (which may require separate counsel) as permitted by such Shared Policy. Nothing in this Section 5.06 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 5.07. Duty to Mitigate. To the extent that either Emerson or SpinCo is responsible for the administration of any claim under any Shared Policy after the Effective Time, such party shall use its reasonable efforts to mitigate the amount of any Loss which is the subject of such claim under the applicable Shared Policy.

Section 5.08. Non-Waiver of Rights to Coverage. No provision of this Agreement is intended to relieve any insurer of any Liability under any policy. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article 5, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article 5) by virtue of the provisions hereof.

Article 6

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01. Agreement for Exchange of Information.

(a) Subject to Section 6.08, any other applicable confidentiality obligations, any Ancillary Agreement or any other agreement between the Parties, each of Emerson and SpinCo, on behalf of itself and each member of its respective Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable during normal business hours after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group to the extent that (i) such information relates (A) to the NP Business, or any NP Asset or NP Liability, if a member of the SpinCo Group is the requesting party, or (B) to the Emerson Business, or any Emerson Asset or Emerson Liability, if Emerson is the requesting party; (ii) such information is required to administer (A) the Delayed NP Assets or Delayed NP Liabilities, if a member of the Emerson Group is the requesting party; (iii) such information is required by the requesting party to comply with its obligations under this Agreement, any Ancillary Agreement or any other Contract in effect as of the Effective Time; or (iv) such information is required by the requesting party to comply with (A) any reporting, disclosure, filing or other requirements imposed on the requesting party (including applicable securities or Tax laws) by a Governmental Authority having jurisdiction over the requesting party or (B) any request made or obligation imposed by any Governmental Authority; provided, that if the party to whom the request has been made determines that, in the reasonable good faith judgment of such party, any such provision of information could be detrimental to the Party providing the information, then the Parties shall, and shall cause their respective Groups to, use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. Notwithstanding the foregoing, this Section 6.01 shall not require the Party to whom the request has been made to provide such information if such Party determines that doing so would, in the reasonable good faith judgment of such Party, reasonably be expected to result in any violation of any Law or agreement or waive any privilege available under applicable Law, including any attorney-client privilege; provided, that the Parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with such obligations to the extent and in a manner that avoids such consequence. The Party providing information pursuant to this Section 6.01 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.01 shall expand the obligations of a Party under Section 6.04.

(b) Without limiting the generality of the foregoing, until the first SpinCo fiscal year end during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(c) Without limiting the generality of the foregoing, each Party shall deliver to the other Party a reasonably complete draft (to the extent practicable) of (i) its first quarterly report on Form 10-Q to be filed with the SEC that includes its respective financial statements, (ii) its first annual report on Form 10-K to be filed with the SEC that includes its respective annual financial statements in the form expected to be covered by the audit report of such Party’s independent auditor and (iii) the proxy materials to be filed with the SEC in respect of such Party’s first annual meeting of shareholders following the Distribution Date (the documents described in clauses (i), (ii) and (iii), the “Financial Reporting and Proxy Materials”) at least fifteen (15) days prior to the expected date of filing and to deliver to the other Party any supplements, amendments or significant revisions following such delivery. Each Party shall notify the other Party as soon as reasonably practicable after it becomes aware of any material accounting differences between its Financial Reporting and Proxy Materials and the other Party’s Financial Reporting and Proxy Materials with respect to transactions or activities conducted prior to or at the Effective Time, and the Parties shall subsequently confer and use commercially reasonable efforts to consult with each other in good faith and resolve such differences prior to the filing of the applicable Financial Reporting and Proxy Materials.

Section 6.02. Ownership of Information. The provision of any information pursuant to Section 6.01 or Section 6.06 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

Section 6.03. Compensation for Providing Information. Subject to any Ancillary Agreement or any other agreement between the Parties, the Party requesting information agrees to reimburse the other Party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures as provided to the other Party from time to time.

Section 6.04. Record Retention. To facilitate the possible exchange of information pursuant to this Article 6 and other provisions of this Agreement after the Effective Time, the Parties agree to, and to cause the members of their respective Groups to, use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Effective Time (including information that is subject to a legal hold order) in accordance with the policies of Emerson as in effect on the Effective Time. Except in accordance with its, or its applicable Group’s, policies and ordinary course practices (which shall be no less rigorous than the policies and practices of Emerson as of the Effective Time) and subject to the following sentence, no Party or member of its Group will destroy, or permit any of its Subsidiaries to destroy, any information that (i) relates to the business, activities or operations of the other Party or its Group and (ii) would, in accordance with such policies or practices, be archived or otherwise filed in a centralized filing system by such Party or the applicable member of its Group and/or would be required to be retained to comply with the requirements of any legal hold order that relates to (A) any Action that is pending as of the Effective Time and for which such other Party or a member if its Group may have Liability; or (B) any such Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which such Party or member of its Group has received a notice of the applicable legal hold order from the other Party or member of its Group. Prior to destroying any such information, each Party or applicable member of its Group shall give the other Party a reasonable opportunity to remove and retain such information. Notwithstanding anything in this Article 6 to the contrary, (i) the Tax Matters Agreement shall govern the retention of Tax related records and the exchange of Tax related information and (ii) the Employee Matters Agreement shall govern the retention of employment and benefits related records.

Section 6.05. Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.04.

Section 6.06. Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, except in the case of an adversarial Action or Dispute between Emerson or any member of its Group, on the one hand, and SpinCo or any member of its group on the other hand, or as prohibited by applicable Law, each Party shall use, and shall cause the members of its respective Group to use, commercially reasonable efforts (which shall not impose undue burden on such Party) to make available to the other Party, upon written request at reasonable times during normal business hours, the former and then-current directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend any Third Party Claim, the other Party shall make available to such Indemnifying Party (without undue burden to such other Party), upon written request at reasonable times during normal business hours, the former and then-current directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult with each other to the extent reasonably necessary with respect to any Actions.

(d) Notwithstanding the foregoing, this Section 6.06 shall not require the Party to whom the request has been made to make available Persons or information if such Party determines that doing so would, in the reasonable good faith judgment of such Party, reasonably be expected to result in any violation of any Law or agreement or waive any privilege available under applicable Law, including any attorney-client privilege; provided, that the Parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with such obligations to the extent and in a manner that avoids such consequence.

Section 6.07. Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the Emerson Group and the SpinCo Group, and that each of the members of the Emerson Group and the SpinCo Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Emerson Group or the SpinCo Group, as the case may be.

(b) The Parties agree as follows:

(i) Emerson shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates exclusively to the Emerson Business, whether or not the Privileged Information is in the possession or under the control of any member of the Emerson Group or any member of the SpinCo Group. Emerson shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates exclusively to any Emerson Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Emerson Group or any member of the SpinCo Group; and

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates exclusively to the NP Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Emerson Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates exclusively to any NP Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Emerson Group.

(c) Subject to the remaining provisions of this Section 6.07, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.07(b) (the information related to such privileges and immunities, the “Shared Privileged Information”) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the written consent of the other Party. Subject to Section 6.07(d), Section 6.07(e) and Section 6.07(f), a Party and its Group will not, without the other Party’s written consent, (i) waive any privilege or immunity related to the Shared Privileged Information, (ii) fail to defend any privilege or immunity with respect to any Shared Privileged Information or (iii) fail to take any other actions reasonably necessary to preserve any privilege or immunity with respect to any Shared Privileged Information.

(d) If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) Subject to Section 6.08, in the event of any adversarial Action or Dispute between Emerson and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.07(c); provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action or Dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the subpoena, discovery or other request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of (or of written notice that it will or has received) any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have, under this Section 6.07 or otherwise, to prevent the production or disclosure of such Privileged Information; provided, that if such Party is prohibited by applicable Law from disclosing the existence of the subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and, to the extent legally permissible, use commercially reasonable efforts to inform the other Party of any related information such Party determines, in its discretion, is necessary or appropriate for the other Party to be informed of to enable the other Party to review the Privileged Information and to assert its rights, under this Section 6.07 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Emerson and SpinCo set forth in this Section 6.07 and in Section 6.08 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article 6 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the privilege or immunity.

(h) In connection with any matter contemplated by Section 6.06 or this Section 6.07, the Parties agree to, and to cause the applicable members of their Group to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Section 6.08. Confidentiality.

(a) Confidentiality. Subject to Section 6.09 and any Ancillary Agreement, from and after the Effective Time, each of Emerson and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Emerson’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses or customers (“Group Information”) that is either (i) in its possession (including Group Information in its possession prior to the date hereof) or (ii) furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, provided, that in the case of each of clauses (i) and (ii) the Group Information shall not include any information to the extent that such information is or was (A) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (B) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, or (C) independently developed or generated without reference to or use of any Group Information of the other Party or any member of such Party’s Group. If any Group Information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed Group Information shall be used only as required to perform such services.

(b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any Group Information of the other Party or its Group to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of the receiving Party’s and their obligations hereunder with respect to such information), and except in compliance with Section 6.09. Without limiting the foregoing, when any Group Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other party all Group Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Group Information (and such copies thereof and such notes, extracts or summaries based thereon).

(c) Third Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of Group Information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Subject to the Ancillary Agreements, each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the Group Information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

Section 6.09. Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Group Information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group), such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such Group Information and shall cooperate, at such other Party’s cost and expense, in seeking any appropriate protective order reasonably requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Group Information will actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Group Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

Article 7

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 7.01. Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Governmental Approvals) and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, the transfers of the NP Assets and the Emerson Assets, the assignment and assumption of the NP Liabilities and the Emerson Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets transferred or allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, Emerson and SpinCo in their respective capacities as direct and indirect shareholders of the members of their respective Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Emerson, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) On and after the Effective Time, SpinCo shall and shall cause the other members of the SpinCo Group to comply with the obligations set forth on Schedule 7.01(d).

Section 7.02. Non-Disparagement. For a period of two years concluding on the second anniversary of the Closing Date, neither Party shall (and each Party shall cause the respective members of their Groups, as applicable, not to) make, publish, ratify or endorse, or cause to be made, published, ratified or endorsed, any and all disparaging, derogatory or defamatory remarks, statements, comments or communication, or any remarks, statements, comments or communication which would be considered by a reasonable person to be disparaging, derogatory or defamatory to, in the case of SpinCo, the Emerson Group or its present or former business, products, services or Representatives and in the case of Emerson, the SpinCo Group or its present or former business, products, services or Representatives.

Section 7.03. Certain Environmental Covenants. At its own cost and expense, SpinCo shall comply with all obligations, if any, imposed by the New Jersey Industrial Site Recovery Act, all regulations promulgated thereunder, and all directives, orders or requirements of the New Jersey Department of Environmental Protection (“NJDEP”) issued thereunder (collectively, “ISRA”), resulting from the Distribution or this Agreement, including Compliance with ISRA. If required, SpinCo shall obtain and post or execute and thereafter maintain in full force and effect until released by the NJDEP any remediation funding source (as such term is defined under ISRA). “Compliance with ISRA” shall mean receipt by the Company of a Response Action Outcome issued by a Licensed Site Remediation Professional (“LSRP”) (as such terms are defined under the New Jersey Site Remediation Reform Act, N.J.S.A. 58-10C-1 et seq.), or other written determination of the NJDEP or an LSRP that the requirements of ISRA have been satisfied with respect to the subject site.

Article 8

DISPUTE RESOLUTION

Section 8.01. Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and arbitration set forth in this Section 8.01 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Time), between or among any Emerson Group member and any SpinCo Group member (collectively, “Disputes”). Each Party hereto agrees on behalf of itself and its respective Group that the procedures set forth in this Section 8.01 shall be the sole and exclusive remedy in connection with any Dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Section 10.13 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. EACH PARTY ON BEHALF OF ITSELF AND ITS RESPECTIVE GROUP IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY CLAIM, CONTROVERSY OR DISPUTE SET FORTH IN THE FIRST SENTENCE OF THIS Section 8.01. Dispute resolution proceedings pursuant to this Section 8.01 shall be confidential and shall not be disclosed by any Party (other than disclosure to its advisors or to the extent disclosure is permitted pursuant to Section 6.09) and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Section 8.02. Negotiation and Mediation.

(a) The Parties agree to use commercially reasonable efforts to resolve expeditiously any Dispute between them or any members of their respective Groups with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis, including by referring such Dispute to the Steering Committee. In furtherance of the foregoing, either Party seeking to resolve a Dispute that cannot be resolved by the Steering Committee may deliver a notice (an “Escalation Notice”) requesting an in-person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties hereto agree, of the appropriate strategic business unit or division within each Party). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within twenty-five (25) Business Days after the delivery date of the Escalation Notice.

(b) If the Parties are unable to resolve the Dispute within fifty (50) Business Days after the delivery date of the Escalation Notice, any Party hereto will have the right to begin arbitration and submit an Arbitration Demand Notice (as defined below) in accordance with Section 8.03.

(c) The Parties may, by mutual consent, select a mediator to aid the Parties in their discussions and negotiations pursuant to this Section 8.02. Any opinion expressed by any such mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by any such mediator be admissible in any arbitration proceedings. Costs of any mediation shall be borne equally by the Parties, except that each Party shall be responsible for its own expenses. For the avoidance of doubt, mediations pursuant to this Section 8.02 is not a prerequisite to a demand for arbitration under Section 8.03(d).

(d) The Parties agree that all discussions and negotiations between the Parties during the foregoing proceedings will be inadmissible as evidence and without prejudice to the legal position of a Party in any subsequent Action.

Section 8.03. Arbitration.

(a) At any time following the fifty (50) Business Day period set forth in Section 8.02(b), either Party (regardless of whether such Party delivered the Escalation Notice) may make a written demand (the “Arbitration Demand Notice”) in accordance with Section 10.01 that the Dispute be resolved by binding arbitration. If any Party shall deliver an Arbitration Demand Notice to another Party, such other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related Dispute without the requirement of delivering an Escalation Notice if the act or event giving rise to such related Dispute occurred no more than two (2) years prior to the date of the Arbitration Demand Notice delivered by such first Party. No Party may assert that the course of conduct of any Party during any discussions, negotiations, or a failure to use commercially reasonable efforts to resolve a Dispute is a bar to commencing arbitration under this Section 8.03. If either Party delivers an Arbitration Demand Notice with respect to any Dispute that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such Disputes shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or otherwise inadvisable to do so.

(b) Except as otherwise set forth herein, any arbitration hereunder will be submitted to and administered by the American Arbitration Association (the “AAA”) in accordance with its Procedures for Large, Complex Commercial Disputes then prevailing (the “AAA Rules”); provided, however, that to the extent that the provisions of this Agreement and the AAA rules conflict, the provisions of this Agreement shall govern. Unless otherwise agreed by the Parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount subject to such Dispute, together with all then-existing Disputes arising out of substantially the same facts, and inclusive of all claims and counterclaims, totals less than $[50] million or (ii) by an arbitral tribunal of three arbitrators if the amount subject to such Dispute, together with all then-existing Disputes arising out of substantially the same facts, inclusive of all claims and counterclaims, is equal to or greater than $[50] million. In the event that arbitration shall be before an arbitral tribunal of three arbitrators in accordance with clause (ii) of the preceding sentence, any references to the “arbitrator” in this Section 8.03 shall be deemed to refer to such arbitration panel or each such arbitrator or any such arbitrator, as the context indicates or requires.

(c) If the arbitration shall be before an arbitral tribunal of three independent arbitrators, the panel of three arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Arbitration Rules. In the event that the two Party-appointed arbitrators fail to appoint the third arbitrator, then the third arbitrator will be appointed pursuant to the Arbitration Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of the Arbitration Demand Notice. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to the Arbitration Rules.

(d) The arbitrator selected pursuant to (c) will set a time for the hearing of the matter, which will commence no later than 180 days after the selection of the arbitrator pursuant to Section 8.03(c). The arbitrator may, in its sole discretion, extend such period pursuant to a reasoned request from either Party or on the arbitrator’s own initiative if it is necessary to do so. The arbitrator shall use its best efforts to reach a final decision and render the same in writing to the Parties not later than 60 days after the Dispute being fully submitted to the arbitrator for decision, unless otherwise agreed by the Parties in writing. Failure of the arbitrator to do so, however, shall not be a basis for challenging the decision.

(e) The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the Dispute. The arbitrator shall determine whether an oral hearing is required or whether the Dispute should be submitted for a judgment or decision based on written submissions, verified witness statements and other written evidence. The arbitrator may, in its sole discretion, set time and other limits on the presentation of each Party’s case, its memoranda or other submissions and may refuse to receive any proffered evidence that the arbitrator finds to be cumulative, unnecessary, irrelevant or of low probative nature. The decision of the arbitrator or a majority of the arbitration panel will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the Parties (it being understood and agreed that the Parties shall be entitled to seek equitable relief to enforce such decision in any court having jurisdiction over the Parties). Arbitration awards will bear interest from the date of the award at an annual rate of the Prime Rate plus 5%.

(f) The Parties may obtain and take discovery as permitted by the arbitrator, in the arbitrator’s discretion, including as to the type of discovery and parameters on the timing and/or completion of such discovery, and consistent with the AAA Rules.

(g) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, however, that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the Parties and the controversy or Dispute would have absent these arbitration provisions or (ii) any right or power to award special, punitive or exemplary damages, except to the extent such damages are expressly permitted by the terms of this Agreement (including Section 6.05 hereof) or any Ancillary Agreement (provided that this clause (ii) shall not limit the award of any such damages to the extent they are included in any Liabilities to Third Parties as to which the provisions of this Section 8.03 are applicable). It is the intention of the Parties that in rendering a decision the arbitrator gives effect to the applicable provisions of this Agreement and the Ancillary Agreements and follows applicable Law (it being understood and agreed that judicial review is limited to the matters set forth in Section 8.03(j)).

(h) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing Party. Any decision rendered under such circumstances shall be as valid and enforceable as if the Parties had appeared and participated fully at all stages.

(i) The fees of the arbitrator and all other arbitration costs shall be borne equally by each Party involved in the matter and each Party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party.

(j) Any arbitration award shall be an award with a holding in favor of or against a Party on each claim and shall include findings of facts and conclusions of law and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof. Any award shall not be vacated or appealed except on the basis of (i) the award being procured by fraud or corruption, (ii) the arbitrator being partial or corrupt or (iii) the arbitrator exceeding the scope of the power granted to it in this Agreement.

(k) Regardless of whether an Escalation Notice or Arbitration Demand Notice has been delivered, prior to the time at which the arbitrator is appointed pursuant to Section 8.03(c), either Party may seek one or more temporary restraining orders in a court of competent jurisdiction, subject to Section 10.06, if necessary in order to preserve and protect the status quo and/or to prevent irreparable harm. Neither the request for, nor the grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein, and the arbitrator may order the Parties to petition the court to dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof.

(l) Except as required by Law, the Parties shall hold, and shall cause their respective Representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Section 6.08 and except as may be required in order to enforce any agreement or award (other than disclosure which is permitted pursuant to Section 6.09). Each of the Parties shall request that the arbitrator comply with such confidentiality requirement.

(m) If at any time the arbitrator shall fail to serve as such for any reason, the Parties shall select a new arbitrator who shall be disinterested as to the Parties and the matter in accordance with the procedure set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by such replacement arbitrator.

(n) Any arbitration proceedings hereunder shall take place in St. Louis, Missouri, unless another location is otherwise agreed to in writing by the Parties.

(o) The interpretation of the provisions of this Section 8.03, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 10.05.

Section 8.04. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement, to the extent such Party is obligated to do so pursuant to the relevant agreement, during the course of dispute resolution pursuant to the provisions of this Article 8 with respect to all matters not subject to the Dispute.

Article 9

TERMINATION

Section 9.01. Termination. This Agreement and all Ancillary Agreements may be amended, modified or terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Emerson, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

Section 9.02. Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

Article 10

MISCELLANEOUS

Section 10.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail or electronic mail transmission, to the following addresses:

If to Emerson, to:

Emerson Electric Co.

8000 West Florissant Avenue

P.O. Box 4100

St. Louis, MO 63136

Attention:

Facsimile No.:

E-mail:

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:

Facsimile No.:
E-Mail:

If to SpinCo, to:

Vertiv Co.

[1050 Dearborn Drive

Columbus, OH 43085]

Attention:
Facsimile No.:
E-mail:

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 10.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Emerson and SpinCo, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.03. Expenses. Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the Emerson Group in connection with the Separation, the Distribution and related transactions shall be paid by Emerson, and all costs and expenses incurred by the SpinCo Group in connection with the Separation, the Distribution and related transactions shall be paid by SpinCo.

Section 10.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such party under this Agreement and the Ancillary Agreements.

Section 10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 10.06. Jurisdiction. Subject to Article 8, the Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from the transaction of business in the State of New York, and each of the Parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside of the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

Section 10.07. Counterparts; Effectiveness; Third-Party Beneficiaries; Corporate Power. (a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 6.07 and the indemnification and release provisions of Article 4, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(c) Emerson represents on behalf of itself and each other member of the Emerson Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows: (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and (ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization and other Laws affecting creditors’ rights generally and general principles of equity).

Section 10.08. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Ancillary Agreements has been made or relied upon by any Party or any member of their Group with respect to the transactions contemplated by this Agreement or the Ancillary Agreements. To the extent that any provision of this Agreement is inconsistent with any provision of any Ancillary Agreement (other than the Transfer Agreements), the provision of such Ancillary Agreement shall prevail. To the extent that any provision of this Agreement is inconsistent with any provision of any Transfer Agreement, the provisions of this Agreement shall prevail.

Section 10.09. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.10. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Effective Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 10.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.12. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of its authorship of any of the provisions of this Agreement.

Section 10.13. Specific Performance. Each Party acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 10.14. Performance. Each Party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

Section 10.15. Inducement. SpinCo acknowledges and agrees that Emerson’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the NP Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article 4.

Section 10.16. Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article 4) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Section 10.17. Tax and Employee Matters. (a) Except as explicitly provided in this Agreement, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto) which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement.

(b) For all Tax purposes, the Parties agree to treat any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Emerson to SpinCo or a distribution by SpinCo to Emerson, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability.

(c) Except as explicitly provided in this Agreement or any Ancillary Agreement, this Agreement shall not govern the allocation of Assets and Liabilities related to employee and employee benefits-related matters which shall be exclusively governed by the Employee Matters Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

EMERSON ELECTRIC CO.

By:
Name:
Title:

VERTIV CO.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]